Exhibit 4.3
     Second Supplemental Indenture (this “Second Supplemental Indenture”), dated as of June      , 2011, among COVENTRY HEALTH CARE, INC., a Delaware corporation (the “Company”), and UNION BANK, NATIONAL ASSOCIATION, a national banking association, as trustee with respect to the series of Securities specified below under the Indenture referred to below (the “New Trustee”).
WITNESSETH:
     WHEREAS, the Company has heretofore entered into an Indenture, dated as of March 20, 2007 (the “Indenture”), with The Bank of New York Mellon Trust Company, N.A. (successor to The Bank of New York, N.A.) as trustee (the “Initial Trustee”), providing for the issuance of Securities of the Company;
     WHEREAS, the Company has heretofore entered into a First Supplemental Indenture, dated as of August 27, 2007, with Union Bank, National Association, (successor to Union Bank of California, N.A.) as trustee (the “Trustee”), providing for the issuance of Securities of the Company;
     WHEREAS, Section 301 of the Indenture permits the Company to appoint as trustee for any series of Securities a Person other than the Initial Trustee, and Section 901 of the Indenture contemplates such appointment shall be evidenced by a Supplemental Indenture;
     WHEREAS, the Company desires to appoint the New Trustee, and the New Trustee desires to accept the appointment, to act as Trustee under the Indenture with respect to the Company’s      % Senior Notes due 20___ (the “Notes”); and
     WHEREAS, all things necessary to make this Second Supplemental Indenture a valid and legally binding agreement of the Company have been done.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, and the New Trustee mutually covenant and agree as follows:
ARTICLE I
AMENDMENTS TO THE INDENTURE
     1.   Appointment of Trustee with respect to the Notes. The Company hereby appoints the New Trustee, and the New Trustee hereby accepts its appointment, as the Trustee under the Indenture with respect to the Notes with all rights, powers and obligations as set forth in the Indenture.

ARTICLE II
MISCELLANEOUS
     1.   Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
     2.   Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     3.   Concerning the Trustee. The recitals contained herein shall be taken as statements of the Company and the New Trustee assumes no responsibility for their correctness. The New Trustee assumes no duties, responsibilities or liabilities by reason of this Second Supplemental Indenture other than as set forth in this Second Supplemental Indenture and the Indenture. In addition, the New Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.
     4.   Defined Terms. Unless otherwise defined herein, terms used herein shall have the meanings set forth in the Indenture.
     5.   Separability. In case any provision in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Second Supplemental Indenture shall not in any way be affected or impaired thereby.
     6.   Counterparts. This Second Supplemental Indenture may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     7.   Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

COVENTRY HEALTH CARE, INC.
By:
Name:
Title:

UNION BANK, NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title: